FIRST AMENDMENT
OUTSTANDING RESTRICTED PHANTOM UNIT AWARD AGREEMENT FOR
WILLIAMS PARTNERS
LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT TO THE RESTRICTED PHANTOM UNIT AWARD AGREEMENT FOR THE WILLIAMS PARTNERS LONG-TERM INCENTIVE PLAN (this “First Amendment”) is made and adopted by the Board of Directors (“Board”) of WPZ GP LLC, a Delaware limited liability company (“General Partner”), effective as of August 25, 2015 (“Effective Date”). All capitalized terms used but not otherwise defined in this First Amendment will have the respective meanings given to such terms in the outstanding Award Agreement or the Plan (as defined below).
RECITALS
WHEREAS, the General Partner maintains the Williams Partners Long-Term Incentive Plan (the “Plan”);
WHEREAS, pursuant to Section 7 of the Award Agreement and Section 7(b) of the Plan, the Board may modify the terms of an outstanding Award Agreement without the consent of the Participant in any manner that is not materially adverse to the vested rights or benefits of the Participant;
WHEREAS, the General Partner desires to amend all outstanding Award Agreements as set forth in this First Amendment.
NOW, THEREFORE, BE IT RESOLVED, that all outstanding Award Agreements are hereby amended as set forth in this First Amendment, effective as of the Effective Date:
AMENDMENT

1.	Subsection 3(d) of the Award Agreement is amended and replaced in its entirety by the following:
(d) Accelerated Vesting.
(i) In the event that (A) a Change of Control occurs and (B) the Participant incurs a Qualifying Termination (as defined below) upon or within twelve (12) months following the consummation of such Change of Control, the outstanding unvested Restricted Phantom Units and outstanding unvested DER Accounts credited to the Participant pursuant to this Agreement at the time of such Qualifying Termination automatically shall vest in full upon such Qualifying Termination. For purposes of this Agreement, “Qualifying Termination” shall mean a termination of employment with the General Partner, the Partnership and/or their Affiliates (I) by the General Partner, the Partnership or one of their Affiliates without Cause or (II) if the Participant is a party to an employment agreement or offer letter with the General Partner, the Partnership or one of their Affiliates that contains a definition of “good reason” (or other term of similar effect), by the Participant for “good reason” (as defined in such employment agreement or offer letter, as applicable).
(ii) If the Participant dies prior to the applicable vesting date set forth on the Notice while an active employee of the General Partner, the Partnership and/or their Affiliates, the Participant shall vest in all Restricted Phantom Units at the time of such death.
(iii) If the Participant becomes Disabled (as defined below) prior to the applicable vesting date set forth on the Notice while an active employee of the General Partner, the Partnership and/or their Affiliates, the Participant shall vest in all Restricted Phantom Units at the time the Participant becomes Disabled. For purposes of this Subsection 3(d)(iii), the Participant shall be considered Disabled if he or she (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer. Notwithstanding the forgoing, all determinations of whether a Participant is Disabled shall be made in accordance with Section 409A and the guidance thereunder.
(iv) If the Participant qualifies for Retirement (as defined in (A) below) with the General Partner, the Partnership and/or their Affiliates prior to the applicable vesting date set forth on the Notice due to such Retirement, at the time of such Participant’s ceasing being an active employee, the Participant shall vest in a pro rata number of the Restricted Phantom Units as determined in accordance with this Subsection 3(d)(iv). The pro rata number referred to above shall be determined by multiplying the number of Restricted Phantom Units subject to the Award by a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the date of the Participant’s ceasing being an active employee of the General Partner, the Partnership or their Affiliates, and the denominator of which is the total number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the applicable vesting date set forth on the Notice.
(A) For purposes of this Subsection 3(d)(iv), the Participant “qualifies for Retirement” only if such Participant experiences a Separation from Service (as defined in (B) below) after attaining age fifty-five (55) and completing at least three (3) years of service with the General Partner, the Partnership and their Affiliates.
(B)As used in this Agreement, “Separation from Service” means the Participant’s termination or deemed termination from employment with the General Partner, the Partnership and/or their Affiliates. For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with his or her employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for his or her employer. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, and such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period. For purposes of this Agreement, a Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (I) the Participant and the General Partner reasonably anticipate the Participant will perform no further services for the General Partner, the Partnership and their Affiliates (whether as an employee or an independent contractor) or (II) that the level of bona fide services the Participant will perform for the General Partner, the Partnership and their Affiliates (whether as an Employee, Consultant or Director) will permanently decrease to no more than twenty (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period or, if the Participant has been providing services to the General Partner, the Partnership and/or their Affiliates for less than thirty-six (36) months, the full period over which the Participant has rendered services, whether as an Employee, Consultant or Director. The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation § 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Participant after a certain date.
(C)As used in this Agreement, “Affiliate” means all persons with whom the General Partner or the Partnership, as applicable, would be considered a single employer under Section 414(b) of the Code, and all persons with whom such person would be considered a single employer under Section 414(c) of the Code.
(v) If the Participant experiences an involuntary Separation from Service without Cause by the General Partner, the Partnership and/or one of their Affiliates prior to the applicable vesting date set forth on the Notice and the Participant either receives benefits under a severance pay plan or program maintained by the General Partner, the Partnership and/or their Affiliates or receives benefits under a separation agreement with the General Partner, the Partnership and/or their Affiliates, the Participant shall vest in all Restricted Phantom upon such Separation from Service.
(vi) If the Participant experiences an involuntary Separation from Service without Cause by the General Partner, the Partnership and/or one of their Affiliates prior to the applicable vesting date set forth on the Notice due to a sale of a business or the outsourcing of any portion of a business, the Participant shall vest in all Restricted Phantom Units upon such Separation from Service, but only if the General Partner, the Partnership or their Affiliates failed to make an offer of comparable employment, as defined by a severance pay plan or program maintained by the General Partner, the Partnership and their Affiliates, to the Participant.

2.	Section 4 of the Award Agreement is amended by adding the following as Subsection 4(c) at the end thereof:
(c) Six-Month Delay. Notwithstanding Subsections 4(a) and 4(b) above and subject to Section 5 below, the payment date for all Restricted Phantom Units in which the Participant becomes vested pursuant to Subsections 3(d)(i), 3(d)(iv), 3(d)(v)and 3(d)(vi) above, and the payment date for cash with respect to a DER Account payable pursuant to such Subsections shall be determined in accordance with this Subsection 4(d) if the Participant was a “key employee” within the meaning of Section 409A(a)(B)(i) of the Code immediately prior to his or her Separation from Service. Such payment shall not be made sooner than six (6) months following the date such Participant experienced a Separation from Service. For purposes of this Subsection 4(c), “key employee” means an employee designated on an annual basis by the General Partner, the Partnership and their Affiliates as of December 31 (the “Key Employee Designation Date”) as an employee meeting the requirements of Section 416(i) of Code utilizing the definition of compensation under Treasury Regulation § 1.415(c)-2(d)(2). A Participant designated as a “key employee” shall be a “key employee” for the entire twelve (12) month period beginning on April 1 following the Key Employee Designation Date.

I hereby certify that the foregoing First Amendment was duly authorized by the Board of Directors of WPZ GP LLC on August 25, 2015.
Executed on this _________________ day of ________________, 2015.

By:_______________________________________

Printed Name: _____________________________

Title: ____________________________________